EXHIBIT 23(b)


                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Nationwide Financial Services, Inc.:

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Nationwide Financial Services, Inc. of our reports dated January 30, 1998, with respect to the consolidated balance sheets of Nationwide Financial Services, Inc., and subsidiaries (collectively, the "Company") as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which reports appear in the 1997 Annual Report to Shareholders of Nationwide Financial Services, Inc.


                                            KPMG Peat Marwick LLP




Columbus, Ohio
May 13, 1998